EXHIBIT 10.06

(Quintiles Transnational Corp. Logo)

Quintiles Transnational Corp. Post Office Box 13979 Research Triangle Park, NC 27709-3979 919 998 2000/fax 919 998 9113 http://www.quintiles.com

January 21,2004

CONFIDENTIAL

James L. Bierman P.O. Box 6834
Shallotte, North Carolina 28470

Re: Remaining Employment with Quintiles Transnational Corporation and Its Affiliates

Dear Jim:

This letter (“Letter Agreement”) outlines the arrangements regarding the remainder of your employment with Quintiles Transnational Corporation (the “Company”), as follows:

1.	Term of Employment. The Company agrees to employ you, and you agree to remain employed by the Company, through June 30, 2004 (the “Scheduled Termination Date”), at which time you will resign from employment and all positions with the Company and its affiliates. You agree that thereafter, you will not represent yourself to be associated in any capacity with the Company. Your employment may be terminated by the Company prior to the Scheduled Termination Date only for Cause, which, for purposes of this Letter Agreement, means your (i) willful and material breach of this Letter Agreement, including, without limitation, paragraph 5 below, that has continued uncorrected for thirty days following your receipt of written notice thereof from the Company, (ii) material failure or refusal to timely perform the duties of your employment (other than by reason of a physical or mental illness or impairment) that, to the extent correctable, has continued uncorrected for thirty days following your receipt of written notice thereof from the Company, or your gross negligence in the performance of your duties, provided that for purposes of this clause (ii), your failure to meet performance expectations after your good faith efforts to do so, shall not constitute a material failure to perform your duties, or (iii) conviction of, or plea of guilty or nolo contendere to, a crime involving

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moral turpitude, dishonesty, fraud or unethical business conduct, or any felony of any nature whatsoever. The date of your actual termination of employment is hereinafter referred to as the “Termination Date”.

2.	Duties.

a.	During your remaining employment, you shall perform such duties as may be assigned to you by the Company consistent with your position as Chief Financial Officer or with the transition of your duties to a successor Chief Financial Officer. To the extent requested, you will assist in the process of identifying and recruiting a replacement for your position, and transitioning your duties to any person so hired,

b.	At any time prior to the Scheduled Termination Date, the Company may relieve you of any or all of your duties, and reduce or eliminate the time during which you are required to be physically present at the office. Any such action by the Company shall not be construed as a termination of your employment for purposes of this Letter Agreement or be deemed to make the Termination Date for purposes of this letter to be any date other than the Scheduled Termination Date, or relieve you or the Company of your and its respective other obligations under this Letter Agreement except for the performance of your duties under paragraph 2(a) above.

3.	Payments and Benefits. In respect of your remaining employment with the Company, you will be entitled to receive only the following payments and benefits (in each case subject to applicable tax withholding);

a.	Signing Bonus. As soon as practicable following your acceptance of this Letter Agreement, you will be paid $500,000 in a lump sum.

b.	Base Salary. From January 1, 2004 until the termination of your employment, you will be paid a base salary at the rate of $550,000.

c.	Benefits.

(i)	You will be entitled to continue to participate in the Company’s Employee Stock Ownership and 401(k) Plan, Elective Deferred Compensation Plan, and group insurance programs until your Termination Date. You will also be entitled to 10 business days of paid vacation leave and all company holidays. In addition, you will be reimbursed in accordance with and subject to the Company’s reimbursement policy for reasonable and necessary expenses you incur in connection with your employment by the Company through your Termination Date.

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(ii)	If you remain employed until the Scheduled Termination Date, you may elect to continue to participate in the Company’s group health plan for a period of 18 months thereafter on the same basis that you participated immediately prior to your Termination Date, provided that such continued coverage will end on the date that you become entitled to comparable group coverage. If your continued participation in such plan is barred by the terms of such plan, the Company will reimburse you for the amount by which the cost of comparable coverage you obtain on commercially reasonable terms exceeds the cost you bore for such plan prior to the Termination Date. For purposes of clarification, the continued group health coverage called for under this paragraph beyond your Termination Date shall constitute continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). Upon your Termination Date, any vested benefits that you have accrued under the Company’s Employee Stock Ownership and 401 (k) Plan, or Elective Deferred Compensation Plan will be payable to you in accordance with the terms of those plans.

d.	Retention Bonus. If you remain employed through your Scheduled Termination Date, or, if prior thereto, your employment terminates by reason of your death or disability entitling you to benefits under the Company’s long term disability plan, you (or your estate) will receive a payment of $4,215,582, which will be payable as follows:

-	$2,400,000 payable on the date of the Company’s receipt of the confirmation referred to in clause (iii) of paragraph 6 below;

-	$1,200,000 payable on July 31, 2004; and

-	$615,582 payable on December 31,2004.

4.	Cessation of all other Compensation and Benefits. You will not receive compensation, payments or benefits of any kind from the Company or its affiliates other than those set forth in paragraph 3 above, and you expressly acknowledge and agree that, except with respect to the payments and benefits specifically set forth in this Letter Agreement, you are not entitled to any compensation, payment or benefit from the Company or its affiliates whatsoever, including, without limitation, any right to payments or benefits under the Executive Employment Agreement between you and the Company, dated June 16, 1998, and amended March 31, 2003 (the “Employment Agreement”), the Company’s Executive Compensation Plan, its stock option plans, and its Special Bonus Plan. Except as specifically provided in paragraphs 5 and 7 below, this Letter Agreement shall supersede the Employment Agreement, which shall be of no further force and effect.

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5.	Restrictive Covenants. The covenants and agreements made by you in Sections 6, 7, 8 and 9 of your Employment Agreement shall remain in full force and effect in accordance with their terms, and for purposes thereof, any action taken by the Company pursuant to paragraph 2(b) above shall not be treated as a termination of your employment, provided that you agree that the one year period referred to in Section 6.3 of your Employment Agreement (Competitive Business Activities) will be extended to a 13 month period. You acknowledge that your right to receive and retain the payments and benefits referred to in clauses (a), (c)(ii) and (d) of paragraph 3 above is conditional upon your material compliance with Section 6.1 and your compliance with Section 6.3 of the Employment Agreement (as modified pursuant to the proviso in the preceding sentence).

6.	Release. In order to be entitled to the payments and benefits set forth in clauses (c)(ii) and (d) of paragraph 3 above, and in consideration therefor, you (or your estate) must (i) deliver a signed and dated copy of the attached Release no earlier than June 30, 2004 and no later than July 22, 2004, (ii) not subsequently revoke your execution of such Release, and (iii) deliver no earlier than 8 days after your execution of the Release a written confirmation that you (or your estate) have not revoked the Release.

7.	Indemnification. The provisions of Section 11 of your Employment Agreement shall remain in full force and effect in accordance with their terms. In addition, the Company has determined that no excise tax will be payable by you pursuant to section 4999 of the Internal Revenue Code (the “Excise Tax”) by reason of the payments to be made to you under this Letter Agreement, and you agree to take a position consistent with that of the Company at all times in respect of the applicability of the Excise Tax. If it is subsequently determined by the Internal Revenue Service (“IRS”) on audit that you are in fact subject an Excise Tax, then the Company will pay to you an amount that, after taking into account all income, social security, Medicare and excise taxes, is equal to such Excise Tax. The Company, at its cost, may, on your behalf, challenge any assessment or imposition of any Excise Tax by the IRS, and you agree to assist and cooperate with the Company with respect to any such challenge. Should you receive a refund of any Excise Tax previously paid, you agree to repay to the Company the portion of any payment made pursuant to this paragraph 7 in respect of the Excise Tax so refunded.

8.	Miscellaneous: Choice of Law. This Letter Agreement may be executed in several counterparts, each or which shall be deemed to be an original but all of which together will constitute one and the same instrument. This Letter Agreement constitutes the entire agreement, and supersedes all prior agreements, of the parties hereto relating to the subject matter hereof, and there are no written or oral terms or representations made by either party other than those contained herein and therein. This Letter Agreement cannot be modified, altered or amended except by a writing signed by all the parties. No waiver by either party of any provision or condition of this Letter Agreement at any time shall be deemed a waiver of such provision or condition at any prior or subsequent time or of any provision or condition at the same or any prior or subsequent time. This Letter

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Agreement and attached Release shall be governed by and construed in accordance with the domestic laws of the State of North Carolina, except to the extent preempted by federal law, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina. You consent to jurisdiction in North Carolina for the purpose of any litigation relating to this Letter Agreement and attached Release and agree that any such litigation shall be conducted in the courts of Wake County, North Carolina or the federal courts of the United States for the Eastern District of North Carolina.

9.	Notices. Signed and dated copies of this Letter Agreement, the Release, or any revocation or confirmation of non-revocation of the Release should be sent by mail, courier, or facsimile to:

Michael Mortimer
Executive Vice President,
Global Human Resources
Quintiles Transnational Corp.
4709 Creekstone Drive
Riverbirch Building
Durham, NC 27703
(919) 998-2068 (tel)
(919) 998-2750 (fax)
Mike.Mortimer@Quintiles.com

With a copy to:	Gary Rothstein, Esq.
Morgan Lewis & Bockius, LLP
101 Park Avenue
New York, NY 10178
(212) 309-6360 (tel)
(877) 432-9652 (fax)
grothstein@morganlewis.com

10.	Confidentiality. You agree not to disclose or discuss in any way the terms of this Letter Agreement and attached Release, and represent that you have not previously discussed or disclosed any drafts or negotiations related thereto, with anyone other than members of your immediate family, or your personal counsel or financial advisors (and you will advise such persons of the confidential nature of these documents), provided that your obligations under this paragraph 10 will cease if and when the Company files this Letter Agreement with the Securities and Exchange Commission.

11.	No Set Off. The obligations of the Company to make and provide the payments and benefits described in paragraph 3(d) of this Letter Agreement shall be subject solely to

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you satisfying the conditions contained in paragraphs 3(d) and 6, and your continued material compliance with Section 6.1 and continued compliance with Section 6.3 of the Employment Agreement (as modified pursuant to the proviso in the first sentence of paragraph 5 above), but shall otherwise be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or any of its affiliates may have against you. You are not be required to mitigate the amount of the payments described in paragraph 3 by seeking other employment or otherwise, nor shall the amount of such payments be reduced by any compensation earned by you as the result of employment by another company, by your retirement benefits or otherwise.

12.	Acknowledgement. By signing this Letter Agreement and attached Release, you certify that you have read the terms of this Letter Agreement and Release, and that your execution of this Letter Agreement and Release shall indicate that this Letter Agreement and Release conforms to your understanding and is acceptable to you as a final agreement. You further acknowledge and agree that you have been advised of the opportunity to consult with counsel of your choice and that you have been given a reasonable and sufficient period of time in which to consider and return this Letter Agreement and attached Release.

Sincerely,

Michael Mortimer
Executive Vice President, Global Human Resources

ACCEPTED AND AGREED

Date: 1.21.04